CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of RNK Global Development Acquisition Corp., formerly known as RNK China Acquisition Corp. (the “Company”), a development stage company of our report dated January 4, 2012, which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, relating to our audit of the financial statements, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions "Experts" in such Prospectus.

/s/ RBSM LLP

New York, New York

January 13, 2012